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EXHIBIT 10.43

YAHOO! JAPAN LICENSE AGREEMENT

by and between

YAHOO! INC.

and

YAHOO JAPAN CORPORATION

April 1, 1996

CONFIDENTIAL

YAHOO! JAPAN LICENSE AGREEMENT

        This YAHOO! JAPAN LICENSE AGREEMENT (the "Agreement") is entered into as of this first day of April, 1996 (the "Effective Date") by and between:

        YAHOO! INC., a California corporation ("Yahoo") with its principal offices at 625 Vaqueros Avenue, Sunnyvale, California 94086; and

        YAHOO JAPAN CORPORATION, ("YJC") with its principal offices at 3-42-3, Nihonbashi-Hamcho, Chuo-ku, Tokyo 103 Japan; with reference to the following:

RECITALS

        The following provisions form the basis for, and are hereby made a part of, this Agreement:

        A.    Yahoo owns, operates and distributes a leading index and directory of Internet resources, including a hierarchical index, information indexing and retrieval software and certain other elements of content and software;

        B.    YJC has been organized with 60% owned by SOFTBANK Corporation, a Japanese corporation, and 40% owned by Yahoo, pursuant to a joint venture agreement entered into concurrently herewith (the "Joint Venture Agreement"), in order to manage in Japan a mirror site of the Yahoo Internet Guide, to develop related Japanese on-line navigational services, and to conduct certain other businesses relating to such activities; and

        C.    Upon the terms and conditions set forth below, YJC and Yahoo will offer a version of certain Yahoo software and services through YJC in Japan.

AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I: DEFINITIONS; RULES OF CONSTRUCTION

1.1    Definitions.    For purposes of this Agreement, in addition to the capitalized terms defined elsewhere in this Agreement, the following terms shall have the meanings ascribed to them below:

        1.1.1    "Advertising Revenue" shall mean the sum of the aggregate amounts collected plus the fair market value of any other compensation (such as barter advertising) received by or on behalf of a party hereunder arising from the license or sale of any Advertising Rights, excluding amounts allocable to any credits granted for unused services, any direct costs of collection, and any third party agency fees paid by the party in connection with development or sale of the Advertising Rights.

        1.1.2    "Advertising Rights" shall mean any advertising sponsorship, linking and similar promotional rights sold or licensed in connection with (x) the Mirror Site, or (y) Related Print Publications.

        1.1.3    "Affiliate" shall mean any corporation, limited liability company, partnership or other entity (collectively, an "Entity"): (1) that is controlled by or controls a party (collectively, a "Controlled Entity"); or (2) that is controlled by or controls any such Controlled Entity, in each instance of clause (1) or (2) for so long as such control continues. For purposes of this definition, "control" shall mean the possession, directly or indirectly, of a majority of the voting power of such entity (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

        1.1.4    "Competitive Navigational Tool" shall mean any third party Internet directory or Internet search tool that is used to perform either a directory function or a search function, including without limitation, those Competitive Navigational Tools owned, operated, or offered by the companies listed in Exhibit D attached hereto. No service or tool shall be deemed to be a "Competitive Navigational Tool" solely because it is offered by a third party that also offers services or tools that are "Competitive Navigational Tools."

        1.1.5    "Components" shall mean information, materials, products, features, services, content, computer software, designs, artistic renderings, drawings, sketches, characters, layouts, and the digital implementations thereof, provided, however, that "Components" shall not include Local Content.

        1.1.6    "Confidential Information" shall mean any information disclosed in the course of this Agreement, which is identified as or should be reasonably understood to be confidential or proprietary to the disclosing party, including, but not limited to know-how, trade secrets, log data, technical processes and formulas, source codes, product designs, sales, cost and other unpublished financial information, product and business plans, projections, and marketing data. "Confidential Information" shall not include information which: (i) is known or becomes known to the recipient on the Effective Date directly or indirectly from a third party source other than one having an obligation of confidentiality to the providing party; (ii) hereafter becomes known (independently of disclosure by the providing party) to the recipient directly or indirectly from a source other than one having an obligation of confidentiality to the providing party; (iii) becomes publicly known or available or otherwise ceases to be secret or confidential, except through a breach of this Agreement by the recipient; or (iv) is or was independently developed by the recipient without use of or reference to the providing party's Confidential Information, as shown by evidence in the recipient's possession.

        1.1.7    "Derivative Work" shall mean all "derivative works" and "compilations" within the meaning of such terms as defined in the U.S. Copyright Act (17 U.S.C. § 101 et seq.).

        1.1.8    "Intellectual Property Rights" shall mean trade secrets, patents, copyrights, trademarks, know-how, moral rights and similar rights of any type under the laws of any governmental authority, domestic or foreign including all applications and registrations relating to any of the foregoing.

        1.1.9    "Joint Enhancements" shall mean any enhancements, added functionalities, additions, extensions or improvements to Yahoo Japan that are created or developed jointly by YJC, on the one hand, and Yahoo, its Affiliates or their agents, on the other hand, including any Components which are jointly contributed to Yahoo Japan.

        1.1.10    "Launch Date" shall mean the first date on which Yahoo Japan is made generally available to the public in Japan.

        1.1.11    "Local Content" shall mean content, including URL's, added to Yahoo Japan by YJC and that is: (i) specific to the Japanese market; and (ii) originates in or arises from activities in Japan.

        1.1.12    "Log Data" shall mean all data generated by an Internet server that relates to file requests, user identification, session times and similar available information, as set forth by Exhibit F.

        1.1.13    "Mirror Site" shall mean YJC's mirror site(s) in Japan of the Yahoo Service site through which the Yahoo Japan will be made available to YJC Users.

        1.1.14    "Open Network" shall mean an information technology and electronic communication system that any person can access via the Internet.

        1.1.15    "Related Print Publications" shall mean tangible printed material, including magazines, books and periodicals, that relate directly and substantially to Yahoo Japan, and have a title in each case that includes the word, "Yahoo!" (such as "Yahoo! Japan").

        1.1.16    "Upgrades" shall mean all error corrections, upgrades, enhancements, new releases, and new versions of Yahoo Japan.

        1.1.17    "YJC Users" shall mean Internet-users to whom YJC provides access to Yahoo Japan.

        1.1.18    "Yahoo Brand Features" shall mean Yahoo trademarks, trade names, service marks, service names, distinct elements of the Yahoo Service Look and Feel and all other Components specifically associated with the "Yahoo!" brand or as to which Yahoo has established trademark or trade dress rights, and any modifications to the foregoing that may be created during the Term of this Agreement (as defined in Section 9.1 hereof).

        1.1.19    "Yahoo Brand Guidelines" shall mean the guidelines for use of the Yahoo Brand Features in Yahoo Japan, as specifically set forth in Exhibit B attached hereto.

        1.1.20    "Yahoo Japan Enhancements" shall mean any enhancements, added functionalities, additions, extensions or improvements to Yahoo Japan that are created or developed by Yahoo, its Affiliates or their agents, including any Components which are contributed to Yahoo Japan by such persons or Entities.

        1.1.21    "Yahoo Japan" shall mean any version of the Yahoo Service that is customized and localized specifically for all or any portion of Japan and the Japanese market in any and all languages specifically relevant to the Japanese market.

        1.1.22    "Yahoo Japan Site" shall mean one or more servers on which, collectively, Yahoo Japan and the Mirror Site will be made available pursuant to this Agreement.

        1.1.23    "Yahoo Japan Derivative Work" shall mean Derivative Work, including any Japanese translations and customizations as necessary for the Japanese customer market, created by YJC from Yahoo Properties for use in Yahoo Japan.

        1.1.24    "Yahoo Properties" shall mean collectively: (i) the Yahoo Service, including both the Yahoo Service Look and Feel and the Yahoo Brand Features; (ii) Yahoo Japan; (iii) Yahoo Tools; and (iv) Yahoo Japan Enhancements.

        1.1.25    "Yahoo Service" shall mean, collectively, the following (in each case as the same may be modified, upgraded, updated or enhanced during the term of this Agreement):

          (i)    the aggregate collection of Internet-based products, services, software and other features which Yahoo makes generally available now or in the future through the World Wide Web portion of the Internet (currently located at http://www.yahoo.com), as described in Exhibit A attached hereto, including: (a) Yahoo Brand Features; (b) Yahoo Service Look and Feel; (c) the collection of HTML files and certain related scripts comprising a directory to URLs, including the search tools currently included with such directory as the same may be modified from time to time; and (d) Yahoo's hierarchical index, information indexing and retrieval software (commonly referred to as Yahoo's "search engine"); and

          (ii)  all other directory—, index—or search-related elements of content and software that may be offered by Yahoo in the future in connection with the service described in (i) above; and

          (iii)  any enhancements, upgrades, improvements or modifications of the Yahoo's search engine, and all written materials, documents and manuals containing functional information or operating instructions for the foregoing as the same may be modified from time to time, provided, however, the Yahoo Services shall not include any content licensed to Yahoo from a third party (including without limitation, in sports, news, weather, entertainment, and other such content and information), unless Yahoo has express rights from such third party to sublicense such content.

        1.1.26    "Yahoo Service Look and Feel" shall mean the artistic renderings, drawings, animations, sketches, characters, layouts and designs, and digital implementations thereof which are embodied within the Yahoo Service.

        1.1.27    "Yahoo Tools" shall mean those tools and search engine set forth in Exhibit A.

        1.1.28    "YJC Revenue" shall mean all Advertising Revenue, all sales and subscription revenue from any Related Publications, plus all net revenues of YJC (as determined in accordance with generally accepted accounting principles) from any other source.

1.2    Rules of Construction.    As used in this Agreement, all terms used in the singular shall be deemed to include the plural, and vice versa, as the context may require. The words "hereof," "herein" and "hereunder" and other words of similar import refer to this Agreement as a whole, including any exhibits hereto, as the same may from time to time be amended or supplemented. The word "including" when used herein is not intended to be exclusive and means "including, without limitation." The descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of and shall not be utilized in interpreting this Agreement. The terms "party" and "parties" shall refer to Yahoo and YJC, individually or collectively. This Agreement has been negotiated by the parties hereto and their respective counsel and shall be fairly interpreted in accordance with its terms and without any rules of construction relating to which party drafted the Agreement being applied in favor of or against either party.

ARTICLE 2: GRANT OF RIGHTS

2.1    License Grant to YJC.    Subject to all of the terms and conditions of this Agreement, Yahoo hereby grants to YJC, during the Term of this Agreement:

        (i)    an exclusive right and license to use, reproduce, display, perform, transmit, distribute, market, promote, and permit YJC Users to use, in on-line form and in the manner described in this Agreement, on an Open Network in Japan: (x) the Yahoo Service solely through the Mirror Site; and (y) Yahoo Japan; in each case solely under a title that indicates the word "Yahoo!" (such as "Yahoo! Japan");

        (ii)  a non-exclusive right to use, reproduce, display, perform, distribute and transmit the Yahoo Brand Features in Japan solely in connection with advertising, marketing, and promoting Yahoo Japan in Japan;

        (iii)  an exclusive right to use, reproduce, and display the Yahoo Brand Features in Japan solely in connection with Related Print Publications; provided, however, that Yahoo obtains written consent from Ziff-Davis Publishing Company to grant such rights, which consent Yahoo shall use best efforts to obtain; and provided, further, that YJC obtain the prior written consent of Yahoo to use the Yahoo Brand Features on each such print material, which consent Yahoo shall not unreasonably withhold;

        (iv)  a non-exclusive right and license to use and reproduce for internal purposes any and all software (in object code and source code forms) associated with the Yahoo Properties solely to facilitate the exploitation of the Yahoo Properties and YJC's internal use in furtherance of YJC's rights, as anticipated and described in this Agreement; and

        (v)  subject to the terms and limitations set forth in Section 2.3 of this Agreement, a non-exclusive right to make Yahoo Japan Derivative Works, solely for use, incorporation, and integration in Yahoo Japan and solely as necessary for the Japanese consumer market in Japan;

        (vi)  the exclusive worldwide right to develop, create, maintain, operate, commercially exploit, market, promote and otherwise distribute Yahoo Japan through any electronic means, subject to the exceptions set forth in Section 2.7 hereto.

provided, however, that YJC Users' right to access and use the Yahoo Properties shall be subject to such customary limitations and restrictions on use and reproduction as Yahoo may impose with respect to the Yahoo Properties. No rights or licenses are granted by Yahoo to YJC except for those expressly granted in this Section 2.1.

2.2    No Other Rights.    Except as expressly provided in this Agreement, YJC shall neither: (i) distribute or make available the Yahoo Service or Yahoo Japan except in its entirety as a complete work; (ii) distribute or make available the Yahoo Service or Yahoo Japan other than in on-line electric form; (iii) modify, adapt, translate, or create derivative works based on the Yahoo Service or Yahoo Japan; nor (iv) remove any copyright or other proprietary rights notices from the Yahoo Properties.

2.3    Yahoo Japan Content.    Prior to the Launch Date, Yahoo shall provide to YJC with Yahoo Properties to the extent necessary to launch the Yahoo Japan Site and for YJC to create Yahoo Japan Derivative Works for incorporation into Yahoo Japan. In the event that YJC wants to post or incorporate any new service, content (other than Local Content), or sponsorships on Yahoo Japan, YJC shall obtain Yahoo's prior written consent, which consent shall not be unreasonably withheld.

        2.3.1    Minimum Content Specifications.    Yahoo Japan shall, at a minimum, contain all directories, including categories, subcategories, and URL's, contained within the Yahoo Service, as such service or any portion thereof may be modified, upgraded, updated or otherwise enhanced during the Term of this Agreement; provided, however, that Yahoo Japan does not include any content licensed by Yahoo from a third party. Yahoo warrants that Yahoo Japan shall be the most comprehensive, highest quality and "state of the art" Internet index and directory which is owned, operated and/or distributed by Yahoo, and will be provided in substantially the same format and under substantially the same editorial policies as currently govern the Yahoo Service (except to the extent otherwise agreed upon by YJC).

        2.3.2    YJC Content Modifications.    YJC shall have the right to direct Yahoo to eliminate from Yahoo Japan any Components which: (i) relate to a new feature or service added to Yahoo Japan after the date of this Agreement, which new feature or service would give rise to a breach of any agreement between YJC and any third party entered into prior to the addition of such new feature or service; (ii) would violate any applicable law, regulation or third party right; or (iii) involve a Component that YJC determines, in its reasonable good faith judgment, has resulted or would be expected to result in substantial adverse publicity, legal liability or adverse relations with a significant number of YJC Users as a result of such Component being offensive, inaccurate or otherwise objectionable. In addition, YJC may eliminate from Yahoo Japan such other Components unrelated to directory, index or search functions as YJC deems appropriate, subject to Yahoo's prior approval, which approval shall not be unreasonably withheld nor delayed.

2.4    Local Content.

        2.4.1    YJC Responsibilities.    YJC shall be solely responsible for collecting and classifying Local Content, which Local Content may be integrated, at Yahoo's sole discretion, into the Yahoo Services under a directory for such Local Content (the "Local Content Directory"), which directory shall be created and maintained by Yahoo.

        2.4.2    License Granted by YJC.    Subject to all of the terms and conditions of this Agreement, YJC hereby grants Yahoo a non-exclusive, royalty-free worldwide license to use Local Content solely for the purpose of incorporating such Local Content into Yahoo Japan and into the Yahoo Service and related Yahoo properties to the extent provided for hereunder. Subject to the foregoing license grant, YJC retains all right, title to and interest in the Local Content.

2.5    Yahoo Ownership.    Yahoo shall retain all ownership rights in and to the Yahoo Properties, Yahoo Japan Enhancements, and the Yahoo Japan Derivative Works. YJC assigns any interest it may be deemed to possess in such Yahoo Properties to Yahoo and will assist Yahoo in every reasonable way, at Yahoo's expense, to obtain, secure, perfect, maintain, defend and enforce for Yahoo's benefit all Intellectual Property Rights with respect to the Yahoo Properties.

2.6    Joint Enhancements.    The respective ownership interests of YJC Yahoo in any Joint Enhancements shall be as agreed upon by the parties at the time such Joint Enhancements are created or contributed; provided, however, that, if the parties cannot reach agreement as to the ownership of any Joint Enhancement, then such Joint Enhancement shall be deemed to be jointly owned by YJC and Yahoo and any subsequent use of such Joint Enhancement by either party shall require the prior approval of the other party, which approval shall not be unreasonably withheld or delayed.

2.7    Exclusivity.    After the Launch Date, Yahoo shall not, either directly or indirectly, grant any right or license, whether exclusive or non-exclusive, to any person, to use, display, reproduce or permit others to use the Yahoo Service in electronic, on-line form in Japan; provided, however, that nothing herein shall be construed as prohibiting, preventing, restricting, or otherwise limiting the ability of a person in Japan from electronically accessing the Yahoo Service on a server located in any jurisdiction outside Japan. YJC's rights of exclusivity above and in Sections 2.1 hereto shall be subject to: (i) the rights granted by Yahoo to Microsoft Corporation concerning the "Microsoft Network", pursuant to the agreement between Yahoo and Microsoft Corporation dated August 17, 1995; and (ii) the rights granted by Yahoo to Global Network Navigator, Inc., pursuant to the agreement between Yahoo and Global Network Navigator, Inc., dated October 13, 1995.

ARTICLE 3: LOCALIZED SERVICE SITE DEVELOPMENT AND OPERATIONS

3.1    Development of Yahoo Japan Site.    Yahoo shall assist in developing the Yahoo Japan Site in substantial conformance with the development specifications set forth in Exhibit A attached hereto.

3.2    Upgrades.    If Yahoo creates any Upgrades of Yahoo Japan (including any Upgrades of the Yahoo Service which will be reflected through Yahoo Japan) which materially modify the format or functionality of Yahoo Japan, Yahoo shall provide YJC with the opportunity to review and test each such Upgrade prior to its public release.

3.3    YJC Training.    YJC shall send at least two (2) of its employees to attend a training session organized or conducted by Yahoo regarding the Yahoo Service, prior to installation of the Yahoo Japan Site. Such training session shall be conducted at a location to be selected by Yahoo and for a period of time to be determined by Yahoo. YJC shall pay all travel, lodging, and other related expenses associated with attendance of its employees at such session.

ARTICLE 4: PROMOTIONAL MATERIALS, ADVERTISING, AND TRADEMARKS

4.1    YJC's Efforts.    As a material condition to this Agreement, YJC shall use all commercially reasonable efforts during the Term to offer Yahoo Japan to the general public via the Internet, in accordance with user performance (as measured by factors such as latency of user response) consistent with other high traffic on-line services, to market and promote the commercial exploitation of Yahoo Japan in Japan, and to sell advertising and promotional services in Yahoo Japan.

4.2    Promotional Materials/Press Releases.    YJC and Yahoo shall mutually agree to the form of a joint press release (the "Press Release") to be issued on or prior to the Launch Date, which will describe in general terms the creation of Yahoo Japan. Each party shall submit to the other party, for its prior written approval, which shall not be unreasonably withheld or delayed, disclosures, press releases or other similar announcements relating to this Agreement or the parties' relationship as described herein. Notwithstanding the foregoing, either party may issue press releases and other disclosures as required by law or as reasonably advised by legal counsel without the consent of the other party and in such event prompt notice thereof shall be provided to the other party prior to three (3) business days of the issuance of such press release or disclosure. YJC shall supply Yahoo with specimens of each of all promotional materials using the Yahoo Brand Features, all of which shall comply with the Yahoo Brand Guidelines and other provisions of this Agreement. YJC shall remedy any violation of the Yahoo Brand Guidelines or of this Agreement as soon as practicable following receipt of notice from Yahoo of such violation. YJC shall consider in good faith any suggestions or comments of Yahoo in the content and design of any and all promotional materials.

4.3    Trademarks.

        4.3.1    Acknowledgment of Ownership.    YJC acknowledges that: (i) as between YJC and Yahoo, Yahoo owns all right, title and interest in the Yahoo Brand Features; and (ii) neither YJC nor any other persons will acquire any ownership interest in the Yahoo Brand Features or associated goodwill by virtue of this Agreement or the use of the Yahoo Service pursuant to this Agreement.

        4.3.2    Usage Guidelines.    YJC's use of the Yahoo Brand Features shall be subject to Yahoo's prior written approval and consent and shall adhere to the Yahoo Brand Guidelines set forth in Exhibit B attached hereto; provided, however, YJC may use the mark "YAHOO JAPAN" and the associated logo (the "Yahoo Japan Marks") without any such consent so long as YJC uses such Yahoo Japan marks: (i) in a manner and form consistent with Yahoo's use of its Yahoo Brand Features; (ii) without making any modifications or changes thereto; (iii) in an advertising campaign, promotional or other event or product that has high consumer visibility; and (iv) without co-branding or other similar collaboration with any third party brand features. YJC may use the Yahoo Japan Marks in the manners set forth in Subsections 4.3.2(i), (ii), (iii), and (iv) subject to Yahoo's prior approval and consent. In any event, YJC's use of the Yahoo Brand Features shall be at least of a quality and standard reasonably commensurate with YJC's use of its own trademarks. Throughout the Term of this Agreement, Yahoo shall promptly provide YJC with all written details of, specifications for and artwork for all Yahoo Brand Features as required by YJC for performing its rights and obligations under this Agreement. If any use of the Yahoo Brand Features by YJC fails to satisfy such quality standards, Yahoo may terminate YJC's right to use such Yahoo Brand Features; provided, however, that YJC has failed to cure such failure to satisfy within thirty (30) business days from receipt by YJC of a notice of such failure to satisfy quality standards sent by Yahoo.

        4.3.3    No Adverse Claim.    YJC agrees that it will not at any time during or after this Agreement assert any claim or interest in or do anything which may adversely affect the validity or enforceability of any Yahoo Brand Features. Unless otherwise agreed to between the parties, YJC will not register, seek to register, or cause to be registered any of the Yahoo Brand Features without Yahoo's prior written consent, and YJC shall not adopt or use Yahoo Brand Features or any confusingly similar word or symbol as part of YJC's company name, nor allow Yahoo Brand Features to be used by others, without Yahoo's prior written consent. With respect to any trademark registrations and pending trademark applications for any Yahoo Brand Features in Japan owned or filed by YJC without Yahoo's prior written consent ("Yahoo Japan Marks"), YJC shall promptly transfer ownership in such Yahoo Japan Marks to Yahoo, and Yahoo shall promptly reimburse YJC its reasonable costs incurred in obtaining such registration and in filing such applications. Failure of YJC to transfer ownership in such Yahoo Japan Marks within one hundred twenty (120) days of the Effective Date of this Agreement shall be considered a material breach of this Agreement. Such Yahoo Japan Marks shall be considered part of and included in the Yahoo Brand Features for purposes of this Agreement.

4.4    Restrictive Covenant.    During the Term, YJC agrees that it shall not: (i) enter into a commercial arrangement or transaction with any person for the customization or localization of a Competitive Navigational Tool for the Japan market and for use within Japan without Yahoo's prior written approval; or (ii) develop, commercialize, market or promote any Competitive Navigational Tool. Without limiting the foregoing, YJC shall not provide any on-line advertising that contains a direct hypertext link to any Competitive Navigational Tool.

4.5    Yahoo Japan Advertising.    Subject to the provisions of Section 4.7 hereto, YJC shall have the exclusive right to include advertising, marketing and promotional information in Yahoo Japan. The parties hereto agree that all revenues and income derived by each of Yahoo and YJC in connection with advertising, marketing and promotional information in Yahoo Japan shall accrue solely to YJC, subject to the calculation and payment of the Fees as set out in Exhibit E attached hereto. YJC shall be solely and exclusively responsible for ensuring that all advertising, marketing and promotional information conducted and provided by YJC complies with all Japanese local, federal, and other governmental laws and regulations that may be applicable thereto.

4.6    Log Data.    YJC will provide Yahoo with access to all Log Data containing the categories set forth in Exhibit F from use of Yahoo Japan via Yahoo's Log Data Tool as described in Exhibit A. All Log Data shall be maintained as Confidential Information by each of YJC and Yahoo.

        4.6.1    Limited Disclosure to Third Parties.    Notwithstanding the foregoing, no party shall be prohibited from providing Log Data to any third party (on a confidential basis) for aggregation or analysis, or otherwise on an aggregated basis to advertisers, potential advertisers and other third parties in connection with the sale of advertising, or to third parties in connection with market research and similar publishing; provided that neither party will use such information in a misleading fashion so as to understate or overstate to any third party the magnitude of usage of Yahoo Japan.

        4.6.2    Ownership of Log Data.    Yahoo shall own all rights, title, and interest in and to any and all Log Data generated on Mirror Site; provided, however, Yahoo shall grant to YJC a non-exclusive, royalty-free license to use and reproduce such Log Data for internal, non-commercial purposes. Yahoo shall own all rights, title, and interest in and to any and all Log Data generated on any Yahoo Service mirror site.

4.7    Message Bar.    Yahoo may, upon seven (7) business days advance notice to YJC, place content on the home page of Yahoo Japan for up to five (5) consecutive days.

ARTICLE 5: CONFIDENTIAL INFORMATION

5.1    Protection of Confidential Information.    The parties recognize that, in connection with the performance of this Agreement, each of them may disclose to the other its Confidential Information. The party receiving any Confidential Information agrees to maintain the confidential status of such Confidential Information and not to use any such Confidential Information for any purpose other than the purpose for which it was originally disclosed to the receiving party, and not to disclose any of such Confidential Information to any third party. Neither party shall disclose the other's Confidential Information to its employees and agents except on a need-to-know basis.

5.2    Permitted Disclosure.    The parties acknowledge and agree that each may disclose Confidential Information: (i) as required by law; (ii) to their respective directors, officers, employees, attorneys, accountants and other advisors, who are under an obligation of confidentiality, on a "need-to-know" basis; (iii) to investors or joint venture partners, who are under an obligation of confidentiality, on a "need-to-know" basis; or (iv) in connection with disputes or litigation between the parties involving such Confidential Information and each party shall endeavor to limit disclosure to that purpose and to ensure maximum application of all appropriate judicial safeguards (such as placing documents under seal). In the event a party is required to disclose Confidential Information as required by law, such party will, to the extent practicable, in advance of such disclosure, provide the other party with prompt notice of such requirement. Such party also agrees, to the extent legally permissible, to provide the other party, in advance of any such disclosure, with copies of any information or documents such party intends to disclose (and, if applicable, the text of the disclosure language itself) and to cooperate with the other party to the extent the other party may seek to limit such disclosure.

5.3    Applicability.    The foregoing obligations of confidentiality shall apply to directors, officers, employees and representatives of the parties and any other person to whom the parties have delivered copies of, or permitted access to, such Confidential Information in connection with the performance of this Agreement, and each party shall advise each of the above of the obligations set forth in this Article 5.

5.4    Third party Confidential Information.    Any Confidential Information of a third party disclosed to either party shall be treated by YJC or Yahoo, as the case may be, in accordance with the terms under which such third party Confidential Information was disclosed; provided, however, that the party disclosing such third party Confidential Information shall first notify the other party that such information constitutes third party Confidential Information and the terms applicable to such third party Confidential Information and provided further that either party may decline, in its sole discretion, to accept all or any portion of such third party Confidential Information.

5.5    Confidentiality of Agreement.    Except as required by law or generally accepted accounting principles, and except to assert its rights hereunder or for disclosures to its own officers, directors, employees and professional advisers on a need-to-know basis or in confidence to investors, investment bankers, financial institutions or other lenders or acquirers, each party hereto agrees that neither it nor its directors, officers, employees, consultants or agents shall disclose the terms of this Agreement or specific matters relating hereto without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed.

5.6    Future Business Activities.    This Agreement shall not limit either party's present and future business activities of any nature, including business activities which could be competitive with the other party, except: (i) to the extent such activities would involve a breach of the confidentiality restrictions contained in this Article 5; (ii) to the extent provided in Section 4.4, or (iii) as otherwise expressly provided herein. Nothing in this Agreement will be construed as a representation or agreement that the recipient of Confidential Information will not develop or have developed for it products, concepts, systems or techniques contemplated by or embodied in such Confidential Information, provided that such recipient does not violate any of its obligations under this Article 5 in connection with such development.

ARTICLE 6: FEES AND PAYMENT

6.1    Fees.    YJC shall pay to Yahoo, as full and complete remuneration for the performance of all of Yahoo's obligations hereunder, the fees and amounts that are set forth in Exhibit E attached hereto (the "Fees"). All payments under this Agreement shall be made by wire transfer to an account designated by Yahoo within thirty days of the end of the quarter in which such amounts are collected by YJC, and shall be accompanied by a written report signed by an authorized YJC officer setting forth a description of transactions given rise to payments in detail sufficient to support calculations of the amounts paid, as well as such other similar information as Yahoo may reasonably request.

6.2    Currency.    In this Agreement, all references to currency shall be references to the lawful currency of the United States of America. Any and all conversations shall be based on the exchange rate noted in the Foreign Exchange, Telegraphic Transfer Exchange Rate for Sale vis-à-vis Customers, as reported in the Nihon Keizai Shinbun on the date each payment is due.

6.3    Interest.    Any late payment of fees made by YJC under this Agreement shall bear interest at the annual rate of ten percent (10%) from the date on which such payment was due.

6.4    Taxes.    All Fees paid by YJC to Yahoo hereunder shall be inclusive of all excise and customs duties and other similar taxes imposed by any governmental authority relating to the export of the Yahoo Properties, and all withholding taxes that may be required by either the Japanese or the United States governments under the relevant tax laws and treaties, all of which taxes shall be paid by Yahoo. All Fees paid by YJC to Yahoo hereunder shall be exclusive of all sales, goods and services, use and other similar taxes imposed by any governmental authority concerning the use of the Yahoo Properties in accordance with this Agreement, all of which taxes shall be paid by YJC.

6.5    Withholding.    If any Japanese withholding taxes are imposed on payments to Yahoo by YJC under this Article 6, YJC shall withhold such amounts, pay the same to the Japanese tax authority, and promptly furnish Yahoo with appropriate documentation of the amounts so withheld as soon as practicable. The parties shall cooperate to make any necessary filings to utilize the lowest withholding rate available under any treaty between Japan and the United States.

6.6    Auditing Rights.    To ensure compliance with the terms of this Agreement, Yahoo shall have the right, at its own expense, to direct an independent certified public accounting firm to inspect and audit all of the accounting and sales books and records of YJC which are relevant to Fees payable to Yahoo; provided, however, that: (i) Yahoo provides fifteen (15) business days notice prior to such audit; (ii) any such inspection and audit shall be conducted during regular business hours in such a manner as not to interfere with normal business activities; (iii) in no event shall audits be made hereunder more frequently than once (1) per calendar year; (iv) if any audit should disclose an underpayment by YJC, YJC shall promptly pay such amount to the other party; and (v) the reasonable fees and expenses relating to of any audit which reveals an underpayment in excess of five percent (5%) of the amount owing for the reporting period in question shall be borne entirely by YJC.

ARTICLE 7: REPRESENTATIONS AND WARRANTIES

7.1    Mutual Representations and Warranties.    Each party represents and warrants to the other party that:

        (i)    such party has been duly incorporated and is validly existing under the laws such party is incorporated;

        (ii)  such party has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of it hereunder;

        (iii)  the execution of this Agreement by such party, and the performance by such party of its obligations and duties hereunder, do not and will not violate any agreement to which such party is a party or by which it is otherwise bound;

        (iv)  when executed and delivered by such party, this Agreement will constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms; and

        (v)  such party acknowledges that the other party makes no representations, warranties or agreements related to the subject matter hereof that are not expressly provided for in this Agreement.

7.2    YJC Representations and Warranties.    In addition to the representations and warranties of Section 7.1 hereto, YJC further represents and warrants:

        (i)    the Components and Local Content which YJC includes in or associates with Yahoo Japan do not and shall neither: (i) infringe on or violate any copyright, U.S. patent or any other proprietary right of any third party; nor (ii) violate any applicable law, regulation or third party right;

        (ii)  YJC's performance of this Agreement shall comply in all material respects with, and shall neither contravene, breach nor infringe, any laws or regulations of Japan; and

        (iii)  the Local Content provided by YJC shall not contain any obscene or defamatory materials, information, data or content.

7.3    Yahoo Representations and Warranties.    In addition to the representations and warranties of Section 7.1 hereto, Yahoo further represents and warrants:

        (i)    the Components which Yahoo includes in or associates with Yahoo Japan do not and shall neither: (i) infringe on or violate any copyright, U.S. patent or any other proprietary right of any third party; nor (ii) violate any applicable law, regulation or third party right;

        (ii)  the Yahoo Japan Site shall operate and function substantially at the level of performance at which Yahoo's principal site for Yahoo Service operates and functions in the United States;

        (iii)  Yahoo has sufficient right, title and ownership of all Intellectual Property rights being licensed to YJC pursuant to this Agreement, without infringement of the rights of third parties, and with respect to any third party materials being licensed to YJC hereunder, solely to the extent that Yahoo has received a warranty and representation from such third party; and

        (iv)  Yahoo has not granted, conveyed or otherwise provided any other Entity with the right to create, commercially exploit, or otherwise use a version of the Yahoo Properties specifically designed for the Japanese market, except for those rights granted to: (x) Ziff-Davis Publishing Company pursuant to an agreement to be executed and delivered between Yahoo and Ziff-Davis Publishing Company with respect to Yahoo! Internet Life magazine and related products; (y) IDG Books Worldwide, Inc., pursuant to the agreement between Yahoo and IDG Books Worldwide, Inc., dated June 2, 1995, with respect to books and related products; and (z) those companies stated in Section 2.7 hereto.

ARTICLE 8: LIMITATION OF LIABILITY; DISCLAIMER; INDEMNIFICATION

8.1    Liability.    EXCEPT AS PROVIDED IN SECTION 8.3, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM ANY PROVISION OF THIS AGREEMENT, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS.

8.2    No Additional Warranties.    EXCEPT AS SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE PRODUCTS AND SERVICES CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

8.3    Indemnification.

        8.3.1    Yahoo Indemnity.    Subject to the limitations set forth below, Yahoo, at its own expense, shall indemnify, defend (or at Yahoo's option and expense, settle, provided that Yahoo provides YJC with prior notice of any settlement that will significantly impact YJC's rights hereunder) and hold YJC and any YJC Affiliates and their officers, directors, employees, agents, distributors and licensees (the "YJC Indemnified Party(ies)") harmless from and against any judgment, losses, deficiencies, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses), whether required to be paid to a third party or otherwise incurred in connection with or arising from any claim, suit, action or proceeding (collectively, a "Claim"), against a YJC Indemnified Party to the extent the basis of such Claim is that: (i) the Yahoo Properties infringe any Intellectual Property Rights of a third party; (ii) Yahoo does not have the right to license the Yahoo Properties as set forth herein; (iii) Yahoo has materially breached any of its duties, representations or warranties under this Agreement; or (iv) a third party has been or may be injured or damaged in any way by any defamation, libel, slander or similar wrongful action arising from the Yahoo Properties; provided, however, that Yahoo shall have no obligation to the YJC Indemnified Parties pursuant to this Section unless: (x) YJC gives Yahoo prompt written notice of the Claim; (y) Yahoo is given the right to control and direct the investigation, preparation, defense and settlement of the Claim; and (z) YJC provides Yahoo with reasonable assistance in the defense or settlement thereof; and provided further that if any settlement results in any ongoing liability to, or prejudices or detrimentally impacts YJC or any YJC Affiliate, and such obligation, liability, prejudice or impact can reasonably be expected to be material, then such settlement shall require YJC's written consent, which consent shall not be unreasonably withheld or delayed. In connection with the defense of any such Claim, each YJC Indemnified Party may have its own counsel in attendance at all public interactions and substantive negotiations at its own cost and expense.

        8.3.2    No Yahoo Liability.    Notwithstanding the foregoing, Yahoo assumes no liability for infringement claims arising from: (i) a combination of the Yahoo Properties or any part thereof with other Components not provided by Yahoo where such infringement would not have arisen from the use of the Yahoo Properties or portion thereof absent such combination; or (ii) modification of the Yahoo Properties or portion thereof by anyone other than Yahoo or on its behalf where such infringement would not have occurred but for such modifications.

        8.3.3    Yahoo Liability.    If Yahoo receives notice of an alleged infringement relating to the Yahoo Properties, Yahoo, at its option and expense, shall use all reasonable efforts to: (i) obtain a license at no cost to YJC permitting continued use of the Yahoo Properties on terms and conditions consistent with the rights granted to YJC hereunder; (ii) modify the infringing portion of the Yahoo Properties to perform its intended function without infringing third party rights; or (iii) provide a substitute for such infringing portion. If none of the foregoing options are reasonably available to Yahoo, then upon written notice by Yahoo to YJC, YJC shall thereupon take the necessary action to discontinue further distribution of the Yahoo Properties to the extent that and only for so long as such use would be infringing, with an appropriate adjustment in Fees. Notwithstanding the foregoing, this Agreement shall remain in full force and effect in accordance with the terms hereof with respect to all noninfringing portions of the Yahoo Properties; provided, however, that YJC shall be entitled to terminate this Agreement and/or seek damages as a result of any material discontinuation.

        8.3.4    YJC Indemnification.    Subject to the limitations set forth below, YJC, at its own expense, shall indemnify, defend (or at YJC's option and expense, settle, provided that YJC provides Yahoo with prior notice of any settlement that will significantly affect Yahoo's rights hereunder) and hold Yahoo and any Yahoo Affiliates and their officers, directors, employees, agents, distributors and licensees (the "Yahoo Indemnified Party(ies)") harmless from and against any judgment, losses, deficiencies, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses), whether required to be paid to a third party or otherwise incurred in connection with or arising from any Claim against a Yahoo Indemnified Party to the extent the basis of such Claim is that: (i) any Yahoo Japan Derivative Work, or any Local Content infringes any Intellectual Property Rights of a third party; (ii) YJC does not have the right to license the Local Content as set forth herein; (iii) YJC has materially breached any of its duties, representations or warranties under this Agreement; or (iv) a third party has been or may be injured or damaged in any way by any defamation, libel, slander or similar wrongful action arising from any Local Content or any Yahoo Japan Derivative Work; provided, however, that YJC shall have no obligation to the Yahoo Indemnified Parties pursuant to this Section unless: (x) Yahoo gives YJC prompt written notice of the Claim; (y) YJC is given the right to control and direct the investigation, preparation, defense and settlement of the Claim; and (z) Yahoo provides YJC with reasonable assistance in the defense or settlement thereof; and provided further that if any settlement results in any ongoing liability to, or prejudices or detrimentally impacts Yahoo or any Yahoo Affiliate, and such obligation, liability, prejudice or impact can reasonably be expected to be material, then such settlement shall require Yahoo's written consent, which consent shall not be unreasonably withheld or delayed. In connection with the defense of any such Claim, each Yahoo Indemnified Party may have its own counsel in attendance at all public interactions and substantive negotiations at its own cost and expense.

        8.3.5    No YJC Liability.    Notwithstanding the foregoing, YJC assumes no liability for infringement claims arising from: (i) a combination of the Local Content or any part thereof with other Components not provided by YJC where such infringement would not have arisen from the use of the Local Content or portion thereof absent such combination; or (ii) modification of the Local Content or Yahoo Japan or any portion thereof by anyone other than YJC or on its behalf where such infringement would not have occurred but for such modifications.

ARTICLE 9: TERM

9.1    Term.    Unless earlier terminated as provided herein or unless otherwise provided in the Joint Venture Agreement, this Agreement shall be effective during the period (the "Term") from the date of this Agreement until the sooner of: (i) the date on which the parties hereto mutually agree to terminate this Agreement; (ii) the date on which this Agreement is terminated under Section 9.2, or (iii) the date of termination of the Joint Venture Agreement other than: (a) as a result of SOFTBANK'S purchase of all shares of YJC from Yahoo; or (b) as a result of SOFTBANK terminating the Joint Venture Agreement under Section 13 for breach of the Joint Venture Agreement by Yahoo, in which event this Agreement shall continue perpetually until terminated in accordance with Section 9.2 of this Agreement. Notwithstanding the foregoing, in the event that, and on the date that, prior to any other termination hereunder, the common stock of YJC is publicly traded in Japan or the United States, on a principal stock exchange or trading system, the licenses granted hereunder shall become exclusive, worldwide, perpetual (subject to termination under Section 9.2 hereto), licenses, with the scope of rights and licenses as set forth in Section 2.1 hereto, and all of the terms and conditions of this Agreement shall remain in full force and effect.

9.2    Early Termination.    Either party may terminate this Agreement upon written notice in the event of (i) any material breach of any warranty, representation or covenant of this Agreement by the other party which remains uncured thirty (30) days after notice of such breach, or (ii) in the event of any bankruptcy, insolvency, receivership or similar proceeding of the other party which continues for twenty (20) days from filing.

9.3    Return of Information.    Within thirty (30) calendar days after the termination or expiration of this Agreement, each party hereto shall either deliver to the other, or destroy, all copies of any tangible Confidential Information of the other party provided hereunder in its possession or under its control, and shall furnish to the other party an affidavit signed by an officer of its company certifying that to the best of its knowledge, such delivery or destruction has been fully effected.

9.4    Remaining Payment.    Within forty-five (45) calendar days of the expiration or termination of this Agreement, each party shall pay to the other party all sums, if any, due and owing as of the date of expiration or termination.

9.5    Survival.    The respective rights and obligations of the parties under Sections 1, 2.5, 2.6, 4.3.1, 4.3.3, 4.4, 9.3, 9.4, 9.5 and Articles 5, 7, 8, and 10 shall survive expiration or termination of this Agreement. No termination or expiration of this Agreement shall relieve any party for any liability for any breach of or liability accruing under this Agreement prior to termination.

ARTICLE 10: MISCELLANEOUS

10.1    Governing Law.    This Agreement shall be interpreted and construed in accordance with the laws of the State of California, with the same force and effect as if fully executed and performed therein, and the laws of the United States of America. Each of YJC and Yahoo hereby consents and submits to the personal jurisdiction of the United States and state courts of the State of California, and expressly agrees that the venue for any action arising under this Agreement shall be the appropriate court sitting within the Northern District of California.

10.2    Amendment or Modification.    This Agreement may not be amended, modified or supplemented by the parties in any manner, except by an instrument in writing signed on behalf of each of the parties by a duly authorized officer or representative.

10.3    No Assignment.    Neither party shall transfer or assign any rights or delegate any obligations hereunder, in whole or in part, whether voluntarily or by operation of law, without the prior written consent of the other party. Any purported transfer, assignment or delegation by either party without the appropriate prior written approval shall be null and void and of no force or effect. Notwithstanding the foregoing, without securing such prior consent, each party shall have the right to assign this Agreement or any of its rights or obligations to an Affiliate and either party shall have the right to assign this Agreement and the obligations hereunder to any successor of such party by way of merger or consolidation or the acquisition of substantially all of the business and assets of the assigning party relating to the Agreement.

10.4    Notices.    Except as otherwise provided herein, any notice or other communication to be given hereunder shall be in writing and shall be (as elected by the party giving such notice): (i) personally delivered; (ii) transmitted by postage prepaid registered or certified airmail, return receipt requested; (iii) deposited prepaid with a nationally recognized overnight courier service; (iv) sent via facsimile, with a confirmation copy sent via first class mail; or (v) sent via electronic mail, with a confirmation copy sent via first class mail. Unless otherwise provided herein, all notices shall be deemed to have been duly given on: (x) the date of receipt (or if delivery is refused, the date of such refusal) if delivered personally, by courier, or by facsimile; or (y) five (5) days after the date of posting if transmitted by mail or by electronic mail. Either party may change its address for notice purposes hereof on not less than five (5) days prior notice to the other party. Notice hereunder shall be directed to a party at the address for such party which is set forth below:

To Yahoo:	Yahoo! Inc. 635 Vaqueros Avenue Sunnyvale, California 94086 Attention: Tim Koogle, President Fax: (408) 328-3301
Copy to:	James L. Brock Venture Law Group 2800 Sand Hill Road Menlo Park, California 94025 Fax (415) 233-8386
To YJC:	Masayoshi Son Yahoo Japan Corporation 3-42-3, Nihonbashi-Hamacho Chuo-ku, Tokyo 103, Japan Fax: 011-813-5641-3400
Copy to:	Stephen A. Grant Sullivan & Cromwell 125 Broad Street, Floor 32 New York, NY 10004 Fax: (212) 558-3588

10.5    Entire Agreement.    This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and/or contemporaneous agreements and understandings, written or oral between the parties with respect to the subject matter hereof.

10.6    Waiver.    Any of the provisions of this Agreement may be waived by the party entitled to the benefit thereof. Neither party shall be deemed, by any act or omission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by the waiving party, and then only to the extent specifically set forth in such writing. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event.

10.7    Waiver of Jury Trial.    EACH OF YJC AND YAHOO DO HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVE ANY RIGHT ANY PARTY MAY HAVE TO A JURY TRIAL IN EVERY JURISDICTION IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER PARTY HERETO OR THEIR RESPECTIVE AFFILIATES, SUCCESSORS OR ASSIGNS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED AND DELIVERED BY ANY PARTY IN CONNECTION THEREWITH (INCLUDING WITHOUT LIMITATION ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT AND ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR OTHERWISE VOID OR VOIDABLE).

10.8    Fees and Expenses.    Each party shall be responsible for the payment of its own costs and expenses, including attorneys' fees and expenses, in connection with the negotiation and execution of this Agreement.

10.9    Recovery of Costs and Expenses.    If either party to this Agreement brings an action against the other party to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including, without limitation, attorneys' fees and costs incurred in connection with such action, including any appeal of such action.

10.10    Severability.    If the application of any provision or provisions of this Agreement to any particular facts of circumstances shall be held to be invalid or unenforceable by any court of competent jurisdiction, then: (i) the validity and enforceability of such provision or provisions as applied to any other particular facts or circumstances and the validity of other provisions of this Agreement shall not in any way be affected or impaired thereby; and (ii) such provision or provisions shall be reformed without further action by the parties hereto and only to the extent necessary to make such provision or provisions valid and enforceable when applied to such particular facts and circumstances.

10.11    Other Agreements.    Neither party shall agree to any contractual provision or term in any agreement with any third party which contains a provision or term which cause such party to be in breach of or violates this Agreement.

10.12    No Disclosure.    Without the prior written consent of the other party, neither party shall, in any manner, disclose, advertise, or publish the terms of, or any information concerning, this Agreement; provided, however, that either party may disclose such portions of this Agreement as may be required by law, subject to the provisions of Article 5 hereto.

10.13    No Third Party Beneficiaries.    Nothing express or implied in this Agreement is intended to confer, nor shall anything herein confer, upon any person other than the parties and the respective successors or assigns of the parties, any rights, remedies, obligations or liabilities whatsoever.

10.14    Counterparts; Facsimiles.    This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one and the same instrument. Each party shall receive a duplicate original of the counterpart copy or copies executed by it. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, shall be deemed to be an original. Notwithstanding the foregoing, the parties shall each deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.

        IN WITNESS WHEREOF, the parties to this Agreement by their duly authorized representatives have executed this Agreement as of the date first above written.

YAHOO JAPAN CORPORATION		YAHOO! INC.

By:	/s/ MASAYOSHI SON	By:	/s/ TIMOTHY KOOGLE
	Name: Masayoshi Son Title: President & CEO		Name: Timothy Koogle Title: President

EXHIBIT A
YAHOO JAPAN TECHNICAL SPECIFICATIONS

I.    Technical Specifications.

        Yahoo will provide HTML Tree and Search Tree data files described below, to YJC; provided, however, that Yahoo reserves the right to modify the structure of its surfer tool HTML tree and search tree from time to time as Yahoo deems necessary in connection with similar modifications that are made to the Yahoo Internet Directory on Yahoo's principal WWW site.

          (A)  HMTL Tree: The file format of individual data files is in HTML format. The hierarchical directory structure is implemented using UNIX file system.

          (B)  Search Tree: The search index format is a flat file text format that is subject to update.

II.    Yahoo Directory Tools and Search Engine

        Yahoo will provide to YJC the following tools for use in connection with Yahoo Japan. Subject to the terms and conditions of this Agreement, Yahoo reserves the right to add, delete and modify from this list so long as the service is not degraded or interrupted significantly, and Yahoo notifies YJC in advance and works with YJC in good faith before making any such changes.

        A.    HTTP Server:    A C program compiled on the hardware platform provided. The initial version of HTTP software will be proprietary to Yahoo. Subject to the terms and conditions of this Agreement, this software may be replaced by third party software in the future.

        B.    Search Server:    A C program compiled on the hardware provided. This software is proprietary to Yahoo. Subject to the terms and conditions of this Agreement, Yahoo reserves the right to change the search engine to a third party software at Yahoo's discretion without notice.

        C.    CGI Scripts:    These scripts are either written in C or in Perl. The platforms must have Perl installed.

        D.    Utility Scripts:    These scripts are written in Perl or similar shell languages. The platform must support cron jobs and have Perl, and other required shell environments, installed.

        E.    Log Data Tool:    This software tool, which is proprietary to Yahoo, is a set of CGI scripts written in Perl that summarize, analyze, and display summary information regarding Log Data. Yahoo will use this tool to remotely access Log Data collected by YJC pursuant to this Agreement.

        F.    Ad Scheduling Tools (aka "JFK"):    These proprietary scripts, written in C or Perl, are used to schedule and place advertisements throughout the Yahoo Guide.

        G.    Surfing Tools:    These proprietary scripts, written in C, Perl and tcl/tk, are used to add/change/delete categories and URL's into the database.

i

EXHIBIT B
GUIDELINES FOR USE OF YAHOO TRADEMARKS

1.    General.    The Yahoo Brand Features will be used by YJC only in connection with the exercise of YJC's rights pursuant to this Agreement, and only with the promotion of the use of Yahoo Properties pursuant to the terms of this Agreement and only in a manner consistent with proper usage of the trademarks, trade names, service marks, service names and other elements that are contained in the Yahoo Brand Features.

2.    Appearance of Logos.    Yahoo and YJC will use their best efforts to ensure that the presentation of the Yahoo Brand Features shall be consistent with Yahoo's use of the Yahoo Brand Features on Yahoo's URLs. YJC shall use the Yahoo Brand Features in a manner reasonably consistent with other key third party content used by YJC in connection with Yahoo Japan.

3.    Notices.    All trademarks and service marks included in the Yahoo Brand Features shall be designated with "SM", "TM", or "©", in the manner directed by Yahoo.

4.    Appearance.    Promptly following the Effective Date, and from time to time during the Term, Yahoo shall provide YJC with written guidelines for the size, typeface, colors and other graphic characteristics of the Yahoo Brand Features, which upon delivery to YJC shall be deemed to be incorporated into the "Yahoo Brand Guidelines" under this Agreement.

5.    Restrictions Upon Use.    Unless otherwise mutually agreed, the Yahoo Brand Features shall not be present or used by YJC:

          A.    in a manner that could be reasonably interpreted to suggest that any editorial content other than the Yahoo Service has been authored by, or represents the views or opinions of, Yahoo or any Yahoo personnel;

          B.    in a manner that is misleading, defamatory, libelous, obscene or otherwise objectionable, in Yahoo's reasonable opinion;

          C.    in a way that infringes, derogates, dilutes or impairs the rights of Yahoo in the Yahoo Brand Features;

          D.    for the purposes of promoting the sale, license or other transfer for value of property or services, other than in connection with the promotion of the sale and use of Yahoo Japan; or

          E.    as part of a name of a product or service of a company other than Yahoo, except as expressly provided in this Agreement.

6.    Remedy.    YJC will make any changes to its use of the Yahoo Brand Features as are requested by Yahoo.

7.    Revisions.    These Guidelines may be modified at any time by Yahoo upon written notice to YJC.

EXHIBIT C
MILESTONE SCHEDULE

DATE	MILESTONE
February 1, 1996	Porting Yahoo Japan to double-byte characters
February 14-15, 1996	Presentation of Yahoo Japan at Advertising Seminars in Tokyo and Osaka
March 15, 1996	Customization of user interface; complete translated Yahoo Service for use in Yahoo Japan
April 1, 1996	Go "live" with advertisers in the Internet

EXHIBIT D
COMPETITIVE NAVIGATIONAL TOOLS

        Competitive Navigational Tools shall include the Internet directories and Internet search tools including, but not limited to those listed below or offered by a party listed below:

Alta Vista (DBC)
Excite
Galaxy (BIN)
hotbot (Inktomi, HotWired)
I-Guide (MCI/NewsCorp.)
Infoseek
Inktomi
Lycos
Magellan (McKinley)
Open Text
Search.com (CNet)
Tribal Voice
WebCrawler (AOL)

EXHIBIT E
FEES AND PAYMENTS

        During the first twelve (12) months following the date of this Agreement, YJC shall pay to Yahoo the greater of: (i) fifty thousand dollars (US$50,000.00); or (ii) three percent (3%) of Revenue, as that term is described in this Agreement, payable on a quarterly basis. In no event shall YJC pay to Yahoo an amount less than fifty thousand dollars (US$50,000.00) for the first twelve (12) months of the Term. During the remainder of the Term of this Agreement, YJC shall pay to Yahoo three percent (3%) of YJC Revenue payable on a quarterly basis or as otherwise may be agreed to between the parties.

v

EXHIBIT F
YAHOO JAPAN LOG DATA

        Each time a customer accesses Yahoo Japan, Yahoo requires the following User Log Data from YJC:

1.
The customer's Internet protocol address;

2.
The date and time of access;

3.
A description of the page of Yahoo Japan accessed (e.g., /Entertainment/Games/Video Games/)

QuickLinks

  EXHIBIT 10.43
YAHOO! JAPAN LICENSE AGREEMENT
RECITALS
AGREEMENT
ARTICLE I: DEFINITIONS; RULES OF CONSTRUCTION
ARTICLE 2: GRANT OF RIGHTS
ARTICLE 3: LOCALIZED SERVICE SITE DEVELOPMENT AND OPERATIONS
ARTICLE 4: PROMOTIONAL MATERIALS, ADVERTISING, AND TRADEMARKS
ARTICLE 5: CONFIDENTIAL INFORMATION
ARTICLE 6: FEES AND PAYMENT
ARTICLE 7: REPRESENTATIONS AND WARRANTIES
ARTICLE 8: LIMITATION OF LIABILITY; DISCLAIMER; INDEMNIFICATION
ARTICLE 9: TERM
ARTICLE 10: MISCELLANEOUS
EXHIBIT A YAHOO JAPAN TECHNICAL SPECIFICATIONS
EXHIBIT B GUIDELINES FOR USE OF YAHOO TRADEMARKS
EXHIBIT C MILESTONE SCHEDULE
EXHIBIT D COMPETITIVE NAVIGATIONAL TOOLS
EXHIBIT E FEES AND PAYMENTS
EXHIBIT F YAHOO JAPAN LOG DATA